EXHIBIT 99.2 Letter Of Intent For ATI To Acquire Harrison Muirhead Systems Inc. And Q-Smart Investments Inc.

                             [ATI's Letterhead]

                               Letter of Intent

                                                       August 20, 1997
Blaine Harrison, President
Harrison Muirhead Systems Inc.
101, 15023 - 123 Avenue
Edmonton, Alberta
T5V 1J7

Dear Blaine,

This Letter of Intent formalizes the sale of assets and business operations of Harrison Muirhead Systems Inc. and Q-Smart Investments Inc. to Aztek Technologies Inc. The close date for the acquisisiiotn is Feb. 28, 1998 and subject to the following conditions:

        Completion of Aztek Technologies Inc. financing.

        Aztek completing due diligence review on Harrison Muirhead Systems
        Inc.

        Harrison Muirhead completing due diligence review on Aztek products.

        Finalizing terms and conditions for future purchase agreement.

        Approval by the Vancouver Stock Exchange.

By signing below, the parties agree to the terms and conditions set forth in this agreement.

Aztek Technologies Inc.                   Harrison Muirhead Systems Inc. and
                                          Q-Smart Investments Inc.

/s/ Mike Sintichakis                      /s/ Blaine Harrison
--------------------                      -----------------------
Mike Sintichakis, President               Blaine Harrison, President

Aug. 26/1997                              Aug. 25\1997